SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 25, 2014

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On April 25, 2014, the Registrant issued a press release announcing the pricing of its public offering and sale of 720,000 shares of its Series B Convertible Preferred Stock, without par value per share (“Preferred Stock”) and Warrants (the “Warrants”) to purchase an aggregate of 864,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), excluding the Preferred Stock and Warrants the underwriters may purchase to cover over-allotments. The Preferred Stock and the Warrants will be allocated in units with each unit consisting of five shares of Preferred Stock at a price of $25.00 per share and six Warrants that permit investors to purchase one share of Common Stock at an exercise price of $5.50 per share, subject to adjustment. The Preferred Stock will bear an interest rate of 9% per annum and will have a conversion price of $5.00 per share of common stock, subject to adjustment. The Preferred Stock will automatically convert into shares of the Company’s common stock if the 20-day volume weighted adjusted closing price of the Company’s common stock exceeds $7.25 per share on the Nasdaq Capital Market. The Warrants have five year terms. Gross proceeds from the offering are approximately $18,000,000. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

99.1	Press release, dated April 25, 2014, regarding pricing of the Registrant’s public offering.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer

Dated: April 29, 2014

EXHIBIT INDEX

Number	Description of Exhibit

99.1	Press release, dated April 25, 2014, regarding pricing of the Registrant’s public offering.